Exhibit 5.1

SIDLEY AUSTIN BROWN & WOOD LLP

BEIJING BRUSSELS CHICAGO DALLAS GENEVA HONG KONG LONDON	BANK ONE PLAZA 10 S. DEARBORN STREET CHICAGO, ILLINOIS 60603 TELEPHONE 312 853 7000 FACSIMILE 312 853 7036 www.sidley.com FOUNDED 1866	LOS ANGELES NEW YORK SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, D.C.

September 28, 2004

Allscripts Healthcare Solutions, Inc.

2401 Commerce Drive

Libertyville, Illinois 60048

Re:	Allscripts Healthcare Solutions, Inc.

3.50% Convertible Senior Debentures due 2024

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) being filed by Allscripts Healthcare Solutions, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), to register (i) up to $82,500,000 aggregate principal amount of the Company’s 3.50% Convertible Senior Debentures due 2024 (the “Debentures”) and (ii) shares of the Company’s common stock, par value $0.01 per share (the “Conversion Shares”), issuable upon conversion of the Debentures. We have acted as counsel to the Company in connection with the registration by the Company of the Debentures and the Conversion Shares. The Debentures and Conversion Shares are referred to herein collectively as the “Securities.”

The Debentures were issued pursuant to an Indenture dated as of July 6, 2004 (the “Indenture”) between the Company and LaSalle Bank, N.A., as trustee. The Debentures were issued and sold on July 6, 2004 and July 14, 2004 to Banc of America Securities LLC and certain other initial purchasers thereof (the “Initial Purchasers”), without registration under the Securities Act, and were offered and sold by the Initial Purchasers to qualified institutional buyers in reliance on Rule 144A under the Securities Act. In connection with the offer and sale of the Debentures, the Company entered into a Registration Rights Agreement dated as of July 6, 2004 (the “Registration Rights Agreement”) with Banc of America Securities LLC, as representative of the Initial Purchasers, providing for the registration of the Securities. The Registration Statement is being filed pursuant to the Registration Rights Agreement.

We are familiar with the proceedings to date with respect to the issuance of the Securities and have examined such records, documents and questions of law, and satisfied ourselves as to

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SIDLEY AUSTIN BROWN & WOOD LLP	CHICAGO

Allscripts Healthcare Solutions, Inc.

September 28, 2004

such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we reviewed.

Based on the foregoing, we are of the opinion that:

1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.

2. The Debentures have been legally issued and constitute binding obligations of the Company (except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law).

3. The Conversion Shares will be legally issued, fully paid and nonassessable when certificates representing the Conversion Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto upon conversion of the Debentures in accordance with the terms of the Indenture.

For the purposes of this opinion letter, we have assumed that, at the time of issuance of the Conversion Shares: (i) the authorization thereof by the Company will not have been modified or rescinded, and there will not have occurred any change in law affecting the validity thereof; and (ii) the Certificate of Incorporation of the Company, as currently in effect, will not have been modified or amended and will be in full force and effect.

We express no opinion as to the validity, legally binding effect or enforceability of Section 10.01(c) of the Indenture or any related provisions in the Securities or any related provisions in the Indenture or the Securities that require or relate to premiums or liquidated damages at a rate or in an amount that a court would determine in the circumstances under applicable law to be commercially unreasonable or a penalty or forfeiture.

This opinion letter is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Securities.

SIDLEY AUSTIN BROWN & WOOD LLP	CHICAGO

Allscripts Healthcare Solutions, Inc.

September 28, 2004

We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to all references to us under the caption “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the related rules and regulations promulgated by the SEC.

Very truly yours,

/s/    SIDLEY AUSTIN BROWN & WOOD LLP